Exhibit 10.2

SUBSCRIPTION, JOINT VENTURE AND OPTION AGREEMENT REGARDING
SKAERGAARD PROJECT HELD BY MAJOR PRECIOUS GREENLAND A/S

Made as of February 19, 2026 between

GREENLAND MINERALS CORP.

– and –

MAJOR PRECIOUS GREENLAND A/S

– and –

INTRUSION PRECIOUS METALS CORP.

TABLE OF CONTENTS

ARTICLE I. INTERPRETATION		5
1.01	Definitions.	5
1.02	Extended Meanings.	12
1.03	Headings and Table of Contents.	12
1.04	Business Days.	12
1.05	Currency.	12
1.06	Section and Schedule References.	12
1.07	Statute References.	13
1.08	Schedules.	13

ARTICLE II. REPRESENTATIONS AND WARRANTIES		13
2.01	Representations and Warranties of Major Precious.	13
2.02	Representations and Warranties of Greenland Mines.	15
2.03	Indemnity and Risks.	16

ARTICLE III. SUBSCRIPTION FOR SHARES		17
3.01	Subscription for Shares.	17
3.02	Guaranteed Amount.	17
3.03	Conditions of Exercise of Option	18
3.04	Segregated Account.	18
3.05	Work Expenditures.	19
3.06	Option Only.
3.07	Greenland Mines Electing to Proceed.	20
3.08	Written Confirmation of Work Expenditures and Right to Cure.	20
3.09	Subscription Closing.	21
3.10	Shareholders’ Arrangements.	21
3.11	Registration and Prospectus Qualification Rights	21

ARTICLE IV. INTRUSION CALL OPTION		22
4.01	Grant of Intrusion Call Option.	22
4.02	Trigger Events.	22
4.03	Exercise.	23
4.04	Expiry.	23
4.05	Effect of Exercise.	23
4.06	Greenland’s Post-Exercise Rights.	24

ARTICLE V. GREENLAND PURCHASE OPTION		24
5.01	Grant of Greenland Purchase Option.	24
5.02	Condition Precedent — Intrusion Shareholder Approval.	24
5.03	Purchase Price — Fair Market Value.	24
5.04	Form of Payment.	25
5.05	Closing.	25
5.06	Termination.	25

ARTICLE VI. COVENANTS		26
6.01	Conduct of Business During Earn-In Period.	26
6.02	Monthly Working Capital Reports.	26
6.03	General Restriction on Transfer.	26
6.04	Existing Royalties.	26
6.05	No Liens.	27
6.06	Area of Interest.	27
6.07	Accuracy.	27
6.08	Issuance of Shares	27
6.09	Change of Control and Assignment by Greenland Mines.	27

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ARTICLE VII. MANAGEMENT COMMITTEE		28
7.01	Forming Management Committee.	28
7.02	Purpose of Management Committee.	29
7.03	Meetings of Management Committee.	29
7.04	Calling Meetings.	29
7.05	Annual Budget and Exploration Programs.	30
7.06	Record Keeping.	30

ARTICLE VIII. APPOINTMENT OF OPERATOR		31
8.01	Appointment of the Operator.	31
8.02	Powers and Obligations of the Operator.	31
8.03	Covenants of Greenland Mines	32
8.04	Maintenance of Properties.	32
8.05	Reports.	33
8.06	Audit Rights.	33
8.07	Inspection Rights.	33
8.08	Cooperation With Technical Disclosure.	33
8.09	Standard of Care.	34
8.10	Liability.	34
8.11	Liability of Operator.	34

ARTICLE IX. CONFIDENTIALITY		34
9.01	Confidential.	34
9.02	Ownership of Data.	35
9.03	Site Visits.	35

ARTICLE X. FURTHER PROVISIONS GOVERNING RELATIONSHIP		35
10.01	Audit and Inspection.	35
10.02	Effect of Force Majeure.	35
10.03	Nature of the Relationship.	35
10.04	Non-Exclusive.	36
10.05	Compliance with Laws.	36
10.06	Paramountcy.	36
10.07	Dispute Resolution.	36

ARTICLE XI. TERM AND TERMINATION		37
11.01	Term.	37
11.02	Termination.	37
11.03	Obligations on Termination.	38

ARTICLE XII. GENERAL		39
12.01	Notice.	39
12.02	Payments.	40
12.03	Costs and Expenses.	40
12.04	Public Announcements.	40
12.05	Further Assurances.	41
12.06	Time.	41
12.07	Successors and Assigns.	41
12.08	Entire Agreement.	41
12.09	Amendment and Waiver.	41
12.10	Severability.	41
12.11	Attornment.	42
12.12	Governing Law.	42
12.13	Counterparts and Electronic Signatures.	42

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Schedule A DESCRIPTION OF THE PROPERTIES	44

Schedule B AREA OF INTEREST	48

Schedule C EXISTING ROYALTY RIGHTS	49

Schedule D OTHER ASSETS	50

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SUBSCRIPTION, JOINT VENTURE AND OPTION AGREEMENT

THIS AGREEMENT is made as of February 19, 2026,

AMONG:

GREENLAND MINERALS CORP.,

a corporation existing under the laws of the State of Delaware (“Greenland Mines”),

- and -

MAJOR PRECIOUS GREENLAND A/S,

a corporation existing under the laws of Greenland (“Major Precious”)

- and -

INTRUSION PRECIOUS METALS CORP.,

a corporation existing under the laws of the Province of British Columbia (“Intrusion”)

WHEREAS:

A.  Intrusion is a corporation existing under the laws of British Columbia and is the registered and beneficial owner of all of the issued and outstanding shares of Major Precious (the “Existing Shares”);

B.  Major Precious is a corporation existing under the laws of Denmark, registered in Greenland, and is the sole owner of certain mineral properties known as the Skaergaard Project, as more particularly described in Schedule “A” (the “Properties”);

C.  Greenland Mines wishes to subscribe for newly issued shares of Major Precious (the “Subscription Shares”) such that, upon issuance of the Subscription Shares, Greenland Mines will hold 80% of all issued and outstanding shares of Major Precious on a post-issuance, fully diluted basis, with Intrusion retaining 20% (the “Subscription”);

D.  The Subscription is structured as a subscription for newly issued treasury shares of Major Precious, and not as a sale or transfer of the Existing Shares held by Intrusion, and the parties acknowledge that no shares of Major Precious held by Intrusion are being sold, transferred, assigned or otherwise disposed of pursuant to this Agreement;

E.  As consideration for the Subscription Shares, Greenland Mines shall pay the Option Payments, issue the Payment Shares, and incur the Work Expenditures, all as set out in Article III;

F.  Greenland Mines wishes to grant to Intrusion the right, in the event of default, to acquire such number of Subscription Shares held by Greenland Mines that results in Greenland Mines’ interest in Major Precious being reduced from 80% down to a 25% (the “Intrusion Call Option”), and Intrusion wishes to grant to Greenland Mines the right to acquire Intrusion’s remaining 20% interest in Major Precious (the “Greenland Purchase Option”), all as set out in Articles IV and V;

G.  Greenland Mines intends to be acquired by or merged with a company listed on the Nasdaq Stock Market or another recognized stock exchange (a “Listed Entity”), and the parties wish to ensure that the obligations of Greenland Mines hereunder may be assumed by such Listed Entity or its successor; and

H.  The parties wish to set out the terms and conditions governing their respective rights and obligations as shareholders of Major Precious following the Subscription, including the governance of Major Precious, the management of the Properties, and the ongoing funding obligations of the parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
INTERPRETATION

1.01  Definitions.

In this Agreement, the following terms have the meanings set out below.

(a)	“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person is deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has a corresponding meaning.

(b)	“Agreement” or “Earn-In Agreement” means this agreement, including the Schedules to this agreement, as it or they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement and not to any particular Section or other portion of this agreement.

(c)	“Ancillary Agreements” has the meaning ascribed thereto in Section 12.08.

(d)	“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law (collectively, the “Law”) relating or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of the Law (or any part) by any Person having jurisdiction over it, or charged with its administration or interpretation.

(e)	“Area of Interest” means the area within 100 kilometers of the perimeter of any of the Properties, as currently shown by the area bounded by the black border on the map included in Schedule “B” hereto.

(f)	“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Vancouver, Canada.

(g)	“Canadian Dollars” means the lawful currency of Canada.

(h)	“Claim” means any claim, demand, action, cause of action, damage, loss, cost, liability, obligation or expense, including professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

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(i)	“Confidential Information” means all information (and all documents and other tangible items which record information, whether on paper, in computer readable format or otherwise) relating to (i) the contents of this Agreement and the Shareholders Agreement, and (ii) the Properties (including, without limitation, all Technical Information).

(j)	“Damages” means any loss, cost, liability, claim, demand, interest, fine, penalty, assessment, judgment, damage (including incidental, consequential, special, aggravated, exemplary or punitive damages) or expense (whether or not involving a third party claim), including reasonable costs, fees and expenses of legal counsel on a full indemnity basis (without reduction for tariff rates or similar reductions) and reasonable costs, fees and expenses of investigation.

(k)	“Earn-In Period” means the three-year period commencing on the Effective Date during which the Subscription Shares remain subject to the Intrusion Call Option in accordance with Article IV.

(l)	“Effective Date” means the effective date of this Agreement, being the date first written above.

(m)	“Environmental Laws” means Laws relating to reclamation or restoration of the Properties; abatement of pollution; protection of the environment; monitoring environmental conditions; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of Hazardous Substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances into the environment, and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances.

(n)	“Existing Shares” means all of the issued and outstanding shares of Major Precious held by Intrusion as of the Effective Date.

(o)	“First Anniversary” means the first anniversary of the Effective Date.

(p)	“First Cash Payment” has the meaning ascribed thereto in Section 3.02 hereof.

(q)	“First Nations” means any first nations, Indian bands, Inuit, Metis and/or indigenous and/or aboriginal person(s), and/or representative bodies of the Indian, Inuit and Metis peoples of Greenland.

(r)	“First Nations Claims” means any and all Claims to First Nations Interests, and any and all, costs or damages arising or incurred as a result of, or in relation to:

(i)	Claims of First Nations Interests, made by or on behalf of any First Nations whether or not they are:

(A)	proven in a court of law;

(B)	made in legal proceedings; or

(ii)	any duty or obligation to consult or accommodate any First Nations.

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(s)	“First Nations Interest” means any proven or asserted aboriginal right, aboriginal title, treaty right or any other aboriginal interest of First Nations.

(t)	“Force Majeure” means an event which, during any period while this Agreement is in effect, prevents or makes unattainable on a practical basis the performance of the obligations required by any Party, where the cause of such event is reasonably beyond the control of the Party, and shall include, without limitation: labour disputes (however arising and whether or not employee demands are reasonable or within the power of the Party to grant); acts of God; public health measures, including pandemics; Applicable Law; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Applicable Law (including Environmental Law); acts of war or terrorism or conditions arising out of or attributable to war, whether declared or undeclared, or terrorism, riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather conditions; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; delays relating to claims made by native groups; interference by native groups, native rights groups, environmentalists or other activists; inability to obtain any license, permit or other authorization that may be required (provided the Party is pursuing such licences, permits or other authorizations diligently); or any other cause whether similar or dissimilar to the foregoing, but for greater certainty shall not include the inability of any Party to raise its own financing to meet its obligations hereunder, nor the willful misconduct or gross negligence of any Party.

(u)	“Greenland Mines Shares” means common stock in the capital of Greenland Mines.

(v)	“Greenland Purchase Option” has the meaning ascribed thereto in Section 5.01.

(w)	“Going Public Transaction” means an initial public offering, reverse takeover, business combination or other similar transaction pursuant to which the Greenland Mines Shares (or shares issued in exchange for the Greenland Mines Shares) become listed on a stock exchange in Canada or the United States.

(x)	“Governmental Authority” means (i) any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise); (ii) any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government; (iii) any court, commission, individual arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and (iv) any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.

(y)	“Hazardous Substance” means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual, and includes any contaminant, waste, substance or material defined by Environmental Law as hazardous, toxic or dangerous or any other substance or material prohibited, regulated or reportable pursuant to any Environmental Law.

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(z)	“including” means including without limitation, and “includes” means includes, without limitation.

(aa)	“Intrusion” means Intrusion Precious Metals Corp., a corporation existing under the laws of British Columbia.

(bb)	“Intrusion Call Option” has the meaning ascribed thereto in Section 4.01.

(cc)	“Intrusion Call Option Exercise Period” means the period commencing on the date of an Intrusion Call Option Trigger Event and ending on the date that is ninety (90) days thereafter.

(dd)	“Intrusion Call Option Trigger Event” has the meaning ascribed thereto in Section 4.02.

(ee)	“Joint Venture” means the ongoing relationship between Greenland Mines and Intrusion as shareholders of Major Precious following the Subscription Closing, which shall be governed by this Agreement and, following the expiry of the Intrusion Call Option Exercise Period without exercise, such additional agreements as the parties may enter into, which joint venture may be structured in the form of one or more joint venture corporations, an unincorporated or contractual joint venture, or such other form of joint venture structure as may be determined by the Parties, acting in good faith.

(ff)	“Law” or “Laws” shall have the meaning ascribed thereto in the definition of Applicable Law set out above.

(gg)	“Legal Proceeding” means any action, order, directive or penalty taken, given, made or imposed by a Governmental Authority, any litigation, action, application, suit, investigation, hearing, claim, deemed complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any court or other tribunal, and includes any appeal or review thereof and any application for leave for appeal or review.

(hh)	“Lien” means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, right to use, easement, encumbrance, claim, royalty interest, right or restriction that affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

(ii)	“Liquidity Event” means a “Takeover Transaction” or a “Going Public Transaction”.

(jj)	“Listed Entity” means a corporation whose shares are listed, or will concurrently become listed, on the Nasdaq Stock Market, the New York Stock Exchange, the Toronto Stock Exchange, or another recognized stock exchange acceptable to Major Precious (acting reasonably).

(kk)	“Management Committee” means the committee formed by the Parties commencing on the Effective Date, which will remain in place from the Effective Date until the formation of the Joint Venture and the parties’ entry into the Shareholders Agreement.

(ll)	“Management Fee” means a deemed management fee payable to the Operator equal to 10% of the annual Work Expenditures at the Properties; provided, however, that such management fee will not exceed $100,000 in any given year.

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(mm)	“Mining Operations” means every kind of prospecting, exploration, development, production, rehabilitation, reclamation and other work done on or in respect of the Properties by or on behalf of the Operator, and includes, without limitation:

(i)	carrying out, or causing to be carried out, the work of assessment, line cutting, geophysical, geochemical and geological surveys, library research, data compilation, report preparation, studies and mapping, assaying and metallurgical testing, drilling, designing, examining, equipping, improving, surveying, trenching, shaft-sinking, raising, crosscutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, staking and obtaining mining claims or other exploitation titles and keeping the same in good standing, and doing all other work usually considered to be assessment, prospecting, exploration, development, pre-production, mining or reclamation work;

(ii)	extracting (through conventional or in-situ methods), producing, beneficiating, milling or other processing of minerals;

(iii)	undertaking activities to maintain in good standing title to the Properties and any related surface rights, water rights, easements, or other claims, entitlements or interests associated with the Properties and satisfying other requirements imposed under Applicable Law;

(iv)	paying wages, salaries and benefits of individuals engaged in such work and in supplying food, lodging, transportation and other reasonable needs of such individuals;

(v)	paying insurance premiums and assessments or premiums for workers’ compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to such individuals;

(vi)	making payments in respect of mining claims and other mining rights, titles or interest and their renewal, rates, assessments or other charges levied by any Governmental Authority in respect of the Properties, but excluding any sales tax;

(vii)	purchasing, leasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies or incurring other capital expenses, and in installing, erecting, detaching or removing any such assets on or from the Properties; and

(viii)	managing or supervising any work which is done in respect of the Properties or in other respects necessary or desirable to duly carry out such assessment, prospecting, exploration, development, pre-production, mining or reclamation work.

(nn)	“NI 43-101” has the meaning ascribed thereto in Section 3.05.

(oo)	“Operator” means the party responsible for, among other things, managing and overseeing all Mining Operations and other work in respect of the Properties for and on behalf of the registered owners of the Properties during the Earn-In Period in accordance with Article VIII.

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(pp)	“Other Assets” means, collectively, the Technical Information and the existing surface infrastructure, surface mining assets, plants, equipment and other assets located on the Properties, as described in Schedule “D” of this Agreement.

(qq)	“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; “Parties” means every Party.

(rr)	“Permitted Encumbrances” means (i) statutory exceptions to title of the Properties; (ii) easements and any registered or recorded restrictions or covenants that run with Properties that do not in the aggregate materially detract from the value of the Properties and will not materially and adversely affect the ability to carry on the Mining Operations as they currently exist; (iii) registered or unregistered or recorded or unrecorded rights of way for, or reservations or rights of others relating to, sewers, water lines, gas lines, pipelines, electric lines, telegraph and telephone lines and other similar products or services; (iv) inchoate or statutory liens for taxes not at the time overdue; (v) those noted in the title opinion delivered by Major Precious to Greenland Mines in connection with the entering into of this Agreement, including any Existing Royalty Rights.

(ss)	“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, a Governmental Authority, and the executors, administrators or other legal representatives of an individual in such capacity.

(tt)	“PFS” has the meaning ascribed thereto in Section 3.05.

(uu)	“Properties” mean, collectively: (i) the area covered by the mining claims and mining leases described in Schedule “A” to this Agreement, as amended from time to time to include any mining claims, mining leases or other mining rights acquired by Major Precious during the Earn-in Period within the Area of Interest, together with all present and after acquired land rights, real or personal, including land ownership rights, lease rights, rights of way, easements, rights of access, permits and authorizations, held or obtained by or for the benefit of the owners of the mining claims, mining leases or other mining rights within the Area of Interest, and shall further include all rights in relation to the access, and the exploration, development, operation and use of all or any part of such mining claims, mining leases or other mining rights within the Area of Interest; and (ii) all Other Asset and surface infrastructure described in Schedule “D” to this Agreement.

(vv)	“Qualified Financing” means the completion of an equity financing by Greenland Mines, after the date hereof for aggregate gross proceeds of not less than $2,500,000.

(ww)	“Register” means the online licence database maintained by the Greenland Mineral Licence and Safety Authority.

(xx)	“Second Anniversary” means the second anniversary of the Effective Date.

(yy)	“Shareholders Agreement” means the shareholders agreement to be negotiated and entered into by Greenland Mines and Intrusion promptly following the expiry of the Intrusion Call Option Exercise Period without exercise, governing their ongoing rights and obligations as shareholders of Major Precious, which shall be consistent with the governance provisions set out in Articles VII and VIII of this Agreement.

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(zz)	“Subscription” means the subscription by Greenland Mines for newly issued Subscription Shares of Major Precious as contemplated by Article III.

(aaa)	“Subscription Closing” means the closing of the Subscription on the Subscription Closing Date.

(bbb)	“Subscription Closing Date” means the date on which all conditions to the Subscription set out in Section 3.03 have been satisfied or waived and the Subscription Shares are issued to Greenland Mines.

(ccc)	“Subscription Right” has the meaning ascribed thereto in Section 3.01 hereof.

(ddd)	“Subscription Shares” means such number of newly issued shares of Major Precious as shall, immediately following issuance, result in Greenland Mines holding exactly 80% of all issued and outstanding shares of Major Precious on a fully diluted basis.

(eee)	“Takeover Transaction” means the completion of any transaction whereby Greenland Mines or its shareholders receive and accept an offer to acquire more than 50% of the Greenland Mines Shares then outstanding or an offer to acquire all or substantially all of the assets of Greenland Mines, whether effected through an acquisition for cash or securities, and whether structured as a purchase or otherwise.

(fff)	“Tax Act” means the Income Tax Act (Canada), together with any and all regulations thereto, as amended from time to time.

(ggg)	“Taxes” means, with respect to any Person, all supranational, national, federal, provincial, state, local or other taxes, including income taxes, mining tax, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, licence taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, sales tax, stamp duties, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Authority and any instalments in respect thereof, together with any tax indemnity obligation, interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties, and whether disputed or not, and “Tax” means any one of such Taxes.

(hhh)	“Technical Information” means, collectively, all information of a scientific, technical or business nature, whether in written, graphic, machine readable, electronic or physical form, including all maps, plans, designs, research data, research plans, government plans, drill core samples, trade secrets, processors, formulas, drawings, technology, computer software and related manuals, unpatented blue prints, flow sheets, equipment and parts lists, instructions, manuals, records, and procedures, which relate to the Properties.

(iii)	“Third Anniversary” means the third anniversary of the Effective Date.

(jjj)	“Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, hypothec, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title or beneficial ownership passes, directly or indirectly, from one Person to another, or to the same Person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing.

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(kkk)	“Work Expenditures” means all costs, expenses and charges, direct or indirect, of or incidental to Mining Operations on the Properties, including Taxes other than sales tax, determined in accordance with International Financial Reporting Standards, PROVIDED THAT until such time as the PFS has been delivered in accordance with Section 3.05, the minimum annual Work Expenditures shall be the minimum amount required by the applicable Greenland mineral concession holder authority (or equivalent regulatory body) to maintain the Properties in good standing. For the avoidance of doubt, during the time that Greenland Mines is the Operator, Work Expenditures will also include the Management Fee. In addition, all reasonable fees and expenses inclusive of applicable taxes and disbursements incurred by Greenland Mines, Major Precious, and their respective legal and tax counsel in accordance with Section 12.03 that are paid for by Greenland Mines, will be considered Work Expenditures for the purposes of this Agreement.

Capitalized terms defined elsewhere in the body of this Agreement shall have such meanings ascribed to them throughout this Agreement.

1.02  Extended Meanings.

Unless otherwise specified, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.03  Headings and Table of Contents.

The division of this Agreement into Articles and Sections, the insertion of headings, and the provision of any table of contents are for convenience of reference only and will not affect the construction or interpretation of this Agreement.

1.04  Business Days.

If any payment is required to be made pursuant to this Agreement on a day which is not a Business Day, then such payment will be made on the next Business Day.

1.05  Currency.

Except as otherwise expressly provided in this Agreement, all dollar amounts referred to in this Agreement are stated in Canadian Dollars. Any payments by one Party to the other may be made in Canadian Dollars, US Dollars, or such other currency as may be mutually agreed by the Parties from time to time. Foreign exchange conversions, if required, shall be made at the interbank rate prevailing on the date of payment.

1.06  Section and Schedule References.

Unless the context requires otherwise, references in this Agreement to Articles, Sections or Schedules are to Articles, Sections or Schedules of this Agreement.

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1.07  Statute References.

Any reference in this Agreement to any statute or any section thereof will, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

1.08  Schedules.

The following Schedules are attached to and form part of this Agreement:

Schedule	Description
Schedule “A”	Description of the Properties and Map
Schedule “B”	Area of Interest
Schedule “C”	Existing Royalty Rights
Schedule “D”	Other Assets

ARTICLE II.
REPRESENTATIONS AND WARRANTIES

2.01  Representations and Warranties of Major Precious.

As a material inducement to Greenland Mines’ entering into this Agreement and completing the transactions contemplated by this Agreement, and acknowledging that Greenland Mines is entering into this Agreement in reliance upon the representations and warranties of Major Precious set out in this Section 2.01, Major Precious represents and warrants to Greenland Mines, as follows:

(a)	Incorporation and Corporate Power of Major Precious. Major Precious is a corporation existing under the laws of Greenland. Major Precious has the requisite corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments. No act or proceeding has been taken or authorized by or against Major Precious by any other Person in connection with the dissolution, liquidation, winding up, bankruptcy or insolvency of Major Precious or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, Major Precious and, to the knowledge of Major Precious, no such proceedings have been threatened by any other Person.

(b)	Authorization by Major Precious. The execution and delivery of this Agreement and all other agreements and instruments to be executed by Major Precious as contemplated herein and the completion of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Major Precious. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby result in a breach of any Applicable Laws, the constating documents of Major Precious or any other agreement to which Major Precious is a party.

(c)	Enforceability of Major Precious’ Obligations. This Agreement constitutes valid and binding obligations of Major Precious enforceable against Major Precious in accordance with its respective terms, subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought. Major Precious is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada), or any similar legislation, nor will Major Precious become an insolvent person as a result of the transactions contemplated by this Agreement. There is no Legal Proceeding in progress, pending, or, to the knowledge of Major Precious, threatened against or affecting Major Precious or affecting the title to any of the Properties at law or in equity. There is no order outstanding against or affecting Major Precious, the Properties which affects adversely or might affect adversely the ability of Major Precious to enter into this Agreement or to perform its obligations hereunder.

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(d)	Qualification to do Business. Major Precious is registered, licensed or otherwise qualified to do business under the Laws of the jurisdictions necessary to carry on its business, and neither the character nor the location of the properties and assets owned by Major Precious nor the nature of its business requires registration, licensing or other qualification under the Laws of any other jurisdiction. Major Precious has all necessary corporate power, authority and capacity to carry on its business and to own or lease and operate its property and assets as now carried on and owned or leased and operated.

(e)	Ownership of Properties. Major Precious is the registered and beneficial owner of the Properties, consisting of a 100% undivided interest in the Skaergaard Project, as more particularly described in Schedule “A”. None of the Properties have been assigned by Major Precious in favour of any other Person. No Person has, or has any right capable of becoming, any agreement, option, right or privilege for the purchase or other acquisition from Major Precious of any of the Properties. There are no restrictions of any kind on the transfer of the Properties, except those set out in this Agreement. In addition to the foregoing, Major Precious is the sole legal and beneficial owner of the Other Assets described in Schedule “D” hereto.

(f)	Status of Properties. The mining claims and mining leases comprising the Properties are accurately described in Schedule “A” and constitute all of the mining rights held by Major Precious within the Area of Interest as of the Effective Date. The mining claims and mining leases comprising the Properties have been validly issued in compliance with Applicable Law. Major Precious’ interest in and to the mining claims and mining leases comprising the Properties are duly recorded in the Register. Each mining claim and mining lease is in full force and effect, unamended by written or oral agreement, and Major Precious is entitled to the full benefit and advantage of such mining claims and mining leases in accordance with the terms thereof. Major Precious holds the Properties free and clear of all Liens, other than the Existing Royalty Rights. All fees, mandatory work expenditures, rentals, Taxes or any other payments required to be made in relation to the Properties have been made. Each of the mining claims and mining leases comprising the Properties is in good standing and will remain in good standing until at least the expiry date thereof set out in Schedule “A”, and there has not been any default which has not been remedied by Major Precious under any such mining claim or mining lease nor is there any dispute between Major Precious and any other Person in connection with any of the Properties. To the knowledge of Major Precious, no proceedings have been instituted to invalidate or assert an adverse claim or challenge against or to the ownership of or title to any of the Properties.

(g)	Land Rights. Major Precious has access to the Properties necessary for the operation of its business as it currently exists on the Properties, and Schedule “A” includes a true and complete list of all of the agreements, instruments and documents regarding the land rights, real or personal, comprising the Properties. Major Precious is not aware of any surface rights held or purported to be held by any Person (other than Major Precious) to occupy or otherwise use the parcel of land comprising the Properties, or of any fact or condition which would result in the interference with or termination of Major Precious’ access to the parcel of land comprising the Properties or of its surface rights necessary to access and conduct Mining Operations on the Properties.

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(h)	Royalty Rights. No Person has any royalty or other interest whatsoever in production from any part of the Properties other than as disclosed in Schedule “C” (the “Existing Royalty Rights”). All agreements or documents creating or governing the Existing Royalty Rights are described in Schedule “C” and Major Precious has provided Greenland Mines with a true and complete copy of all of such agreements and documents.

(i)	Compliance with Laws. Except as disclosed in writing to Greenland Mines, Major Precious is in compliance with Applicable Laws, including all Environmental Laws, relating to the Properties, and has obtained all licences, permits and approvals necessary for its current operation of the Properties under all Applicable Laws, including all applicable Environmental Laws. Major Precious has provided Greenland Mines with copies of all such notices of registration of mining claims. No notice of violation of any Applicable Law has been given by any Governmental Authority having jurisdiction over Major Precious or the Properties or by any other Person or entity entitled to enforce same. Major Precious has provided Greenland Mines with copies of all environmental audits, evaluations, assessments or studies relating to the Properties. Except as disclosed in writing to Greenland Mines, there are no actual or potential liabilities associated with the Properties relating to Environmental Laws or any Damages arising from breach of Environmental Laws.

(j)	First Nations Matters. Major Precious (i) is not a party to any arrangement or understanding with any Person or First Nations in relation to the environment or development of communities in the vicinity of the Properties; (ii) is not or has not been engaged or involved in any disputes, discussions or negotiations with any First Nations; or (iii) has not received notice of any Claims or First Nations Claims issued against Major Precious by any Person or First Nations.

2.02  Representations and Warranties of Greenland Mines.

As a material inducement to Major Precious’ entering into this Agreement and completing the transactions contemplated by this Agreement, and acknowledging that Major Precious is entering into this Agreement in reliance upon the representations and warranties of Greenland Mines set out in this Section 2.02, Greenland Mines represents and warrants to Major Precious as follows:

(a)	Incorporation and Corporate Power of Greenland Mines. Greenland Mines is a corporation incorporated under the laws of the State of Delaware. Greenland Mines has the requisite corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments. No act or proceeding has been taken or authorized by or against Greenland Mines by any other Person in connection with the dissolution, liquidation, winding up, bankruptcy or insolvency of Greenland Mines or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, Greenland Mines and, to the knowledge of Greenland Mines, no such proceedings have been threatened by any other Person.

(b)	Authorization by Greenland Mines. The execution and delivery of this Agreement and all other agreements and instruments to be executed by Greenland Mines as contemplated herein and the completion of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Greenland Mines. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby conflict with or will result in a breach of any Applicable Laws, the constating documents of Greenland Mines or any other agreement to which Greenland Mines is a party.

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(c)	Enforceability of Greenland Mines’ Obligations. This Agreement constitutes the valid and binding obligation of Greenland Mines enforceable against Greenland Mines in accordance with its terms, subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought. Greenland Mines is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada), or any similar legislation, and will not become an insolvent person as a result of the transactions contemplated by this Agreement.

(d)	Qualification to do Business. Greenland Mines is registered, licensed or otherwise qualified to do business under the Laws of the jurisdictions necessary to carry on its business and neither the character nor the location of the properties and assets owned by Greenland Mines nor the nature of its business requires registration, licensing or other qualification under the Laws of any other jurisdiction. Greenland Mines has all necessary corporate power, authority and capacity to carry on its business and to own or lease and operate its property and assets as now carried on and owned or leased and operated.

(e)	Litigation. Greenland Mines it is not subject to any litigation or legal proceedings and litigation or legal proceedings have not been threatened against Greenland Mines.

2.03  Indemnity and Risks.

(a)	Major Precious hereby agrees to protect, defend, indemnify and hold Greenland Mines, its Affiliates and their respective directors, officers, employees, agents, contractors and representatives free and harmless from and against any and all Legal Proceedings and Damages of every kind and character, including court costs and legal fees incurred by Greenland Mines in defence of same, arising out of or in any way connected with, directly or indirectly: (i) any breach of a representation or warranty given by Major Precious under this Agreement; (ii) any non-compliance by Major Precious with its obligations under this Agreement; or (iii) the negligence of Major Precious or any of its directors, officers, employees, agents, contractors or representatives; provided, however, that such indemnity shall not apply to Damages arising directly as a result of the negligence or willful misconduct of Greenland Mines or as a result of work undertaken by Greenland Mines.

(b)	Greenland Mines hereby agrees to protect, defend, indemnify and hold Major Precious, its Affiliates and their respective directors, officers, employees, agents, contractors and representatives free and harmless from and against any and all Legal Proceedings and Damages of every kind and character, including court costs and legal fees incurred by Major Precious in defence of same, arising out of or in any way connected with, directly or indirectly: (i) any breach of a representation or warranty given by Greenland Mines under this Agreement; (ii) any non-compliance by Greenland Mines with its obligations under this Agreement; or (iii) the negligence of Greenland Mines or any of its directors, officers, employees, agents, contractors or representatives; provided, however, that such indemnity shall not apply to Damages arising directly as a result of the negligence or willful misconduct of Major Precious or as a result of work undertaken by Major Precious.

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ARTICLE III.
SUBSCRIPTION FOR SHARES

3.01  Subscription for Shares.

(a)	Subject to the terms and conditions of this Agreement, Major Precious hereby agrees to issue, and Greenland Mines hereby agrees to subscribe for, the Subscription Shares on the Subscription Closing Date (the “Subscription Right”).

(b)	The Subscription Shares shall be issued from the treasury of Major Precious. No Existing Shares held by Intrusion shall be sold, transferred or otherwise disposed of in connection with the Subscription.

(c)	Upon issuance of the Subscription Shares, Greenland Mines shall hold 80% of all issued and outstanding shares of Major Precious and Intrusion shall hold 20% of all issued and outstanding shares of Major Precious, in each case on a fully diluted basis.

(d)	The Subscription Shares shall be duly and validly issued as fully paid and non-assessable shares.

(e)	For greater certainty, the parties acknowledge and agree that the Subscription is a subscription for newly issued treasury shares and is not a sale, lease, exchange or other disposition of any property of Intrusion for purposes of section 301 of the Business Corporations Act (British Columbia) or any analogous provision of any Applicable Law.

(f)	Intrusion, as the sole shareholder of Major Precious, hereby:

(i)	approves the issuance of the Subscription Shares to Greenland Mines;

(ii)	waives any and all pre-emption rights it may have under the Danish Companies Act, the articles of association of Major Precious, or otherwise in connection with the issuance of the Subscription Shares; and

(iii)	agrees to take all corporate action necessary to authorize the issuance of the Subscription Shares, including passing any required resolutions at a general meeting of Major Precious.

3.02  Guaranteed Amount.

(a)	On or before the 30th day following the Effective Date, Greenland Mines shall make a cash payment of $500,000 (the “First Cash Payment”) to Major Precious by wire transfer of immediately available funds to an account designated by Major Precious in writing.

(b)	Greenland Mines acknowledges and agrees that the First Cash Payment is a firm commitment and is not an optional payment. If Greenland Mines does not make the First Cash Payment to Major Precious in accordance with Section 3.02(a), the Subscription Right will expire on the day after the date the unpaid First Cash Payment is due.

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3.03  Conditions of Exercise of Option

In order to maintain the Subscription Right in good standing, Greenland Mines must:

(a)	make payments of an aggregate amount of $1,250,000 to Major Precious (together, the “Option Payments”) as follows:

(i)	the First Cash Payment on or before the day that is 30 days after the Effective Date;

(ii)	$250,000 on or before the First Anniversary of the Effective Date;

(iii)	$250,000 on or before the Second Anniversary of the Effective Date;

(iv)	$250,000 on or before the Third Anniversary of the Effective Date; and

(b)	issue to Major Precious such number of Greenland Mines Shares (the “Payment Shares”) as shall result in a pro-forma capitalization of Greenland Mines following issuance of such Greenland Mines Shares being comprised of Major Precious holding 19.99% of the Greenland Mines Shares and existing shareholders of Greenland Mines holding 80.01% of the Greenland Mines Shares, on a non-diluted basis, to be issued upon the earliest of:

(A)	immediately prior to Greenland Mines completing a Liquidity Event;

(B)	immediately following a Qualified Financing; or

(C)	upon delivery of the PFS contemplated in Section 3.05.

The Payment Shares will be subject to a voluntary resale restriction from the date of issuance of the applicable Payment Shares, with such Payment Shares being released on six-month anniversary of the Liquidity Event (if applicable);

(c)	incur the Minimum Annual Work Expenditures in accordance with Section 3.05(a); and

(d)	the Subscription Closing shall be conditional upon:

(i)	Intrusion having passed all necessary corporate resolutions (as sole shareholder of Major Precious) authorizing the issuance of the Subscription Shares;

(ii)	Major Precious having amended its articles of association, if necessary, to create a sufficient number of authorized shares to issue the Subscription Shares; and

(iii)	all applicable regulatory approvals having been obtained.

3.04  Segregated Account.

All cash amounts paid by Greenland Mines to Major Precious pursuant to this Agreement shall be deposited into a segregated account established and maintained by Major Precious, which account shall be designated solely for the benefit of Intrusion Precious Metals Corp. (“Intrusion”).

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3.05  Work Expenditures.

(a)	Minimum Annual Work Expenditures – Pre-Feasibility Phase. In order to maintain the Subscription Right in good standing and until Greenland Mines delivers the PFS (as defined herein), Greenland Mines must fund or incur Work Expenditures annually in an amount not less than the minimum amount required by the applicable Greenland regulatory authority or mineral concession holder to maintain the Properties in good standing (the “Minimum Annual Work Expenditures”). For greater certainty, if the regulatory requirements specify a set amount per year, that amount shall be the Minimum Annual Work Expenditures. If the regulatory requirements are based on a per-hectare or similar sliding scale, or are otherwise variable, the Minimum Annual Work Expenditures shall be calculated accordingly and may vary from year to year.

(b)	Pre-Feasibility Study Requirement. Greenland Mines shall deliver a pre-feasibility study on the Properties (the “PFS”) meeting the standards required under applicable securities laws (including National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”), or SK 1300 for US SEC filings, or such other technical disclosure standards as may be required by the Greenland regulatory authorities or applicable jurisdictions) on or before the Third Anniversary of the Effective Date, or such later date as may be agreed in writing by the Parties.

(c)	Post-PFS – Pro Rata Expense Sharing. Following delivery of the PFS and until such time as the Joint Venture is formed and the Shareholders Agreement is executed:

(i)	all Work Expenditures, capital expenditures, operating costs, and other expenses relating to the Properties shall be shared pro rata between Greenland Mines and Major Precious in accordance with their respective ownership interests (80% Greenland Mines and 20% Major Precious) unless and until the Parties enter into the Shareholders Agreement, at which time the expense sharing shall be governed by that agreement;

(ii)	Greenland Mines, as Operator, shall invoice Major Precious for its 20% share of all expenses incurred during such period on a quarterly basis, with payment due within thirty (30) days of invoice; and

(iii)	any failure by Major Precious to pay its pro rata share of expenses shall be addressed in accordance with the Management Committee dispute resolution procedures set out in Section 10.07.

3.06  Remedies for Non-Performance.

(a)	Prior to the Subscription Closing, the requirements set out in Section 3.03 are optional at Greenland Mines’ election. If Greenland Mines fails to satisfy such requirements prior to the Subscription Closing, the Subscription Right shall expire and all Confidential Information shall revert to Major Precious in accordance with Section 11.03.

(b)	Following the Subscription Closing and the issuance of the Subscription Shares, Greenland Mines’ ongoing obligations with respect to the Option Payments, Payment Shares and Work Expenditures shall not be treated as optional, and any failure to satisfy such obligations shall constitute an Intrusion Call Option Trigger Event and shall be governed exclusively by Article IV (Intrusion Call Option). For greater certainty, following the Subscription Closing, neither Major Precious nor Intrusion shall have any remedy for non-performance of such obligations other than the exercise of the Intrusion Call Option in accordance with Article IV.

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(c)	Nothing in this Agreement will be construed as obligating Greenland Mines to do any acts or make any payments hereunder prior to the Subscription Closing, and any act done or payment made hereunder will not be construed as obligating Greenland Mines to do any further act or make any further payment prior to the Subscription Closing.

3.07  Greenland Mines Electing to Proceed.

(a)	Greenland Mines must deliver written notice to Major Precious on or before the date that is fifteen (15) days in advance of each of the First Anniversary, the Second Anniversary and the Third Anniversary, confirming whether Greenland Mines intends to:

(i)	continue to maintain the Subscription Right; or

(ii)	terminate the Subscription Right.

3.08  Written Confirmation of Work Expenditures and Right to Cure.

(a)	Timing of Confirmations. Provided the Subscription Right has not been terminated by Greenland Mines by written notice to Major Precious and otherwise remains in good standing, Major Precious will send Greenland Mines written confirmations as follows:

(i)	within sixty (60) days after each of the First Anniversary, Second Anniversary, and Third Anniversary, a written confirmation of the Minimum Annual Work Expenditures made by Greenland Mines in the immediately preceding year and the aggregate Minimum Annual Work Expenditures made by Greenland Mines from the Effective Date to the end of the preceding year (each a “Confirmation Notice”);

(ii)	within sixty (60) days following delivery of the PFS, a final confirmation (the “Final Confirmation Notice”) setting out all Work Expenditures made through to the date of delivery of the PFS.

(b)	Content of Confirmation Notice. Each Confirmation Notice shall clearly indicate whether Greenland Mines has satisfied its Minimum Annual Work Expenditures obligations for the applicable year. If the Confirmation Notice indicates that Greenland Mines has not satisfied such obligations, Greenland Mines shall have thirty (30) days from the date it receives such notice to cure such default by making additional Work Expenditures to meet the Minimum Annual Work Expenditures for that year.

(c)	Audit Extension. The timelines set forth in this Section 3.08 will be extended for as long as reasonably necessary to allow Major Precious to audit any such Work Expenditures as permitted by Section 8.06 below.

(d)	Failure to Cure. If Greenland Mines does not cure the shortfall within thirty (30) days, such failure shall constitute an Intrusion Call Option Trigger Event in accordance with Section 4.02, and Intrusion may exercise the Intrusion Call Option in accordance with Article IV.

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3.09  Subscription Closing.

(a)	The Subscription Closing shall take place on the Effective Date (or such later date as the parties may agree in writing), subject to the satisfaction or waiver of the conditions set out in Section 3.03(d).

(b)	On the Subscription Closing Date, Major Precious shall issue the Subscription Shares to Greenland Mines and deliver to Greenland Mines a share certificate (or equivalent evidence of ownership) representing the Subscription Shares.

3.10  Shareholders’ Arrangements.

(a)	Following the Subscription Closing, the parties’ rights and obligations as shareholders of Major Precious shall be governed by this Agreement, including the Management Committee and Operator provisions set out in Articles VII and VIII.

(b)	Following the expiry of the Intrusion Call Option Exercise Period without exercise, the parties shall negotiate in good faith and use commercially reasonable efforts to enter into a formal Shareholders Agreement governing their ongoing relationship as shareholders of Major Precious, which shall be consistent with the principles set out in this Agreement and customary for mining joint ventures, including provisions based on the Rocky Mountain Mineral Law Foundation Form 5A (adapted for a corporate JV structure).

(c)	Until such time as a Shareholders Agreement is executed, this Agreement shall govern the relationship between the parties with respect to Major Precious and the Properties in all respects

3.11  Registration and Prospectus Qualification Rights

Upon the expiry or waiver of the six (6) month voluntary resale restriction applicable to the Payment Shares (or such earlier time as may be permitted by the managing underwriter(s) in connection with a Liquidity Event or Qualified Financing), and subject to any additional lock-up period required by the managing underwriter(s), Major Precious shall be entitled to the following registration and prospectus qualification rights with respect to the Payment Shares:

(a)	Piggyback Registration Rights. If Greenland Mines proposes to file (a) a registration statement with the United States Securities and Exchange Commission, or (b) a prospectus with any Canadian securities regulatory authority, in each case in connection with an underwritten public offering of its equity securities (other than a registration statement or prospectus relating solely to an employee benefit plan, dividend reinvestment plan, or a merger or acquisition transaction), Greenland Mines shall provide Major Precious with reasonable prior written notice of such proposed filing and shall, subject to the reasonable discretion of the managing underwriter(s) and customary underwriter cutbacks, include in such registration statement or prospectus all or such portion of the Payment Shares as Major Precious may request to be included.

(b)	Underwriter Cutbacks. In the event that the managing underwriter(s) determine that the number of securities proposed to be included in such offering must be reduced, (a) first priority shall be given to Greenland Mines for its primary capital raise, and (b) thereafter, the number of Payment Shares to be included shall be reduced pro rata among all selling securityholders (other than Greenland Mines), with further priority to any selling securityholders who are directors, officers or employees of Greenland Mines, to the extent required by the managing underwriter(s).

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(c)	Expenses. Greenland Mines shall bear all registration, prospectus, filing, listing and roadshow expenses in connection with any such offering (excluding underwriting discounts and commissions). Each selling securityholder, including Major Precious, shall bear its pro rata share of underwriting discounts and commissions attributable to the securities sold by it, as well as its own legal fees and expenses.

(d)	Indemnification. Greenland Mines and Major Precious shall provide customary cross-indemnities to each other in connection with any such offering, in form and substance consistent with market practice and as required by applicable securities laws.

(e)	Lock-Up. Major Precious shall agree to any lock-up period required by the managing underwriter(s) in connection with such offering; provided that such lock-up period shall not exceed (a) one hundred eighty (180) days in the case of an initial public offering, or (b) ninety (90) days in the case of any subsequent offering, in each case unless otherwise agreed by Major Precious.

(f)	Additional Shares. The foregoing rights shall apply to the Payment Shares and to any additional shares issued to Major Precious pursuant to any top-up, anti-dilution or similar provisions of this Agreement.

(g)	Removal of Legends. Greenland Mines shall use commercially reasonable efforts to facilitate the removal of any restrictive legends from the Payment Shares and to provide such legal opinions and transfer agent instructions as may be reasonably required to permit sales in accordance with this Section.

ARTICLE IV.
INTRUSION CALL OPTION

4.01  Grant of Intrusion Call Option.

Greenland Mines hereby irrevocably grants to Intrusion the right (the “Intrusion Call Option”) to acquire from Greenland Mines, for nominal consideration of $1.00, such number of shares of Major Precious as represents 55% of all issued and outstanding shares of Major Precious (on a fully diluted basis), such that following exercise of the Intrusion Call Option:

(a)	Intrusion shall hold 75% of the issued and outstanding shares of Major Precious; and

(b)	Greenland Mines shall hold 25% of the issued and outstanding shares of Major Precious.

4.02  Trigger Events.

The Intrusion Call Option shall become exercisable upon the occurrence of any of the following events (each, an “Intrusion Call Option Trigger Event”):

(a)	Greenland Mines fails to make any Option Payment when due in accordance with Section 3.03(a), and such failure continues for a period of thirty (30) days after written notice from Intrusion;

(b)	Greenland Mines fails to issue the Payment Shares when due in accordance with Section 3.03(b), and such failure continues for a period of thirty (30) days after written notice from Intrusion;

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(c)	Greenland Mines fails to incur or fund the Minimum Annual Work Expenditures in accordance with Section 3.05(a) for any year, and such failure continues for a period of sixty (60) days after written notice from Intrusion (or such longer cure period as provided in Section 3.08); or

(d)	Greenland Mines commits a material breach of any other provision of this Agreement relating to the Subscription consideration, and such breach continues for a period of thirty (30) days after written notice from Intrusion.

4.03  Exercise.

(a)	Intrusion may exercise the Intrusion Call Option by delivering written notice to Greenland Mines (the “Call Notice”) at any time during the Intrusion Call Option Exercise Period, specifying:

(i)	the Intrusion Call Option Trigger Event that has occurred; and

(ii)	the proposed closing date for the transfer, which shall be not less than ten (10) and not more than thirty (30) Business Days following delivery of the Call Notice.

(b)	Upon delivery of the Call Notice, Greenland Mines shall be obligated to transfer the applicable shares to Intrusion (or its designee) on the closing date specified in the Call Notice, against payment by Intrusion of $1.00.

(c)	Greenland Mines shall execute and deliver all documents and instruments reasonably necessary to effect the transfer, including share transfer forms and any required regulatory filings.

4.04  Expiry.

The Intrusion Call Option shall expire and be of no further force or effect upon the earliest of:

(a)	the date that is three (3) years after the Effective Date, provided that no Intrusion Call Option Trigger Event has occurred and is continuing as of such date;

(b)	delivery by Major Precious of the Final Confirmation Notice confirming Greenland Mines’ achievement of all Subscription consideration milestones (Option Payments, Payment Shares, and Work Expenditures through delivery of the PFS); and

(c)	written waiver by Intrusion.

4.05  Effect of Exercise.

Upon completion of the transfer of shares pursuant to the exercise of the Intrusion Call Option:

(a)	Greenland Mines shall retain a 25% interest in Major Precious and shall be responsible for its pro rata (25%) share of all ongoing Work Expenditures and expenses;

(b)	Greenland Mines shall retain its position as Operator, subject to the terms of Article VIII, unless the Management Committee determines otherwise by majority vote (with Intrusion holding the casting vote following exercise);

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(c)	the Management Committee shall be reconstituted such that Intrusion shall designate two (2) representatives and Greenland Mines shall designate one (1) representative;

(d)	the Greenland Purchase Option granted under Article V shall immediately terminate and be of no further force or effect; and

(e)	the obligations in Section 11.03 shall apply to Greenland Mines mutatis mutandis.

4.06  Greenland’s Post-Exercise Rights.

For greater certainty, following exercise of the Intrusion Call Option, Greenland Mines shall retain:

(a)	its 25% shareholding in Major Precious;

(b)	its right to receive distributions and dividends pro rata to its shareholding;

(c)	its right to appoint one (1) representative to the Management Committee; and

(d)	its rights under Article IX (Confidentiality) and Article X.

ARTICLE V.
GREENLAND PURCHASE OPTION

5.01  Grant of Greenland Purchase Option.

Intrusion hereby irrevocably grants to Greenland Mines the right (the “Greenland Purchase Option”), exercisable at any time following the expiry of the Intrusion Call Option without exercise, to acquire all of Intrusion’s remaining shares of Major Precious (being 20% of the issued and outstanding shares on a fully diluted basis), on the terms set out in this Article V.

5.02  Condition Precedent — Intrusion Shareholder Approval.

The parties acknowledge and agree that the exercise and completion of the Greenland Purchase Option is conditional upon Intrusion having obtained the approval of its shareholders by special resolution (or such other approval as may be required under the Business Corporations Act (British Columbia) or any other Applicable Law) authorizing the sale and transfer of all of Intrusion’s remaining shares of Major Precious to Greenland Mines. Intrusion shall use commercially reasonable efforts to obtain such shareholder approval promptly following notice from Greenland Mines of its intention to exercise the Greenland Purchase Option. If Intrusion is unable to obtain such shareholder approval within one hundred eighty (180) days following such notice, Greenland Mines may withdraw the exercise notice without liability.

5.03  Purchase Price — Fair Market Value.

(a)	The purchase price for Intrusion’s remaining shares of Major Precious shall be the fair market value (“FMV”) of such shares as of the date of Greenland Mines’ exercise notice.

(b)	Within thirty (30) days following Greenland Mines’ exercise of the Greenland Purchase Option, the parties shall negotiate in good faith to agree on the FMV.

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(c)	If the parties are unable to agree on the FMV within sixty (60) days following Greenland Mines’ exercise notice, the FMV shall be determined by binding arbitration conducted by an independent, internationally recognized mining engineering firm mutually agreed upon by the parties (or, failing agreement within ten (10) Business Days, appointed by the International Chamber of Commerce on the application of either party). The arbitrator shall:

(i)	be a qualified person (as defined in NI 43-101 or equivalent) with experience in the valuation of mining projects of a similar nature and stage;

(ii)	determine the FMV within ninety (90) days of appointment;

(iii)	apply generally accepted mineral property valuation methodologies; and

(iv)	render a decision that shall be final and binding on the parties, with no right of appeal except on grounds of fraud, manifest error, or procedural irregularity.

(d)	The costs of the arbitration shall be borne equally by the parties.

5.04  Form of Payment.

(a)	Greenland Mines (or its Successor, as defined below) shall have the right, in its sole discretion, to pay the FMV purchase price in any combination of:

(i)	cash; and/or

(ii)	shares of Greenland Mines or of its then-current parent company (the “Listed Entity” or any successor thereof, a “Successor”), valued at the volume-weighted average trading price for the twenty (20) trading days immediately preceding the closing date of the Greenland Purchase Option.

5.05  Closing.

The closing of the Greenland Purchase Option shall take place within thirty (30) days following the later of:

(a)	the date on which the FMV is finally determined (whether by agreement or arbitration); and

(b)	the date on which Intrusion shareholder approval is obtained.

5.06  Termination.

The Greenland Purchase Option shall terminate and be of no further force or effect upon:

(a)	the exercise of the Intrusion Call Option under Article IV;

(b)	written waiver by Greenland Mines; or

(c)	termination of this Agreement in accordance with Article XI.

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ARTICLE VI.
COVENANTS

6.01  Conduct of Business During Earn-In Period.

Major Precious covenants and agrees that, during the Earn-In Period, except: (i) with the prior written consent of Greenland Mines; (ii) as required by this Agreement; or (iii) as required by Applicable Law, Major Precious shall, subject to the Operator’s obligations under Section 8.02:

(a)	conduct its business in relation to the Properties in the ordinary course and in accordance with Applicable Laws;

(b)	maintain and preserve its business organization as it relates to the Properties, and the assets, properties, licences, permits, authorizations, goodwill, and business relationships that relate to the Properties, in good standing;

(c)	retain control and management of the Properties and shall continue to maintain the Properties in accordance with past practices; and

(d)	not dispose, assign, Transfer or encumber any of the Properties or any of its interests therein.

6.02  Monthly Working Capital Reports.

For the duration of the Earn-In Period, Major Precious shall provide to Greenland Mines as soon as possible and in any event within seven (7) days after the end of each calendar month, a written report setting forth Major Precious’ working capital position at the end of such month, including supporting details thereto. Such report will be in a form to be mutually agreed by the Parties, acting reasonably, together with any other information as may be reasonably requested by Greenland Mines from time to time.

6.03  General Restriction on Transfer.

(a)	Throughout the term of this Agreement, Major Precious shall not, directly or indirectly, Transfer, pledge or encumber its interest in the Properties, whether now held or hereafter acquired, without the prior express written consent of Greenland Mines, which shall not be unreasonably withheld or delayed. A Transfer of any interest in violation of this Agreement shall not be valid or effective.

(b)	Notwithstanding Section 6.03(a), Intrusion shall not Transfer, pledge or encumber any of its shares of Major Precious without the prior written consent of Greenland Mines, except:

(i)	in connection with the exercise of the Intrusion Call Option under Article IV;

(ii)	in connection with the exercise of the Greenland Purchase Option under Article V; or

(iii)	to an Affiliate of Intrusion, provided that such Affiliate agrees to be bound by all of the terms and conditions of this Agreement by execution of a deed of adherence in form satisfactory to Greenland Mines.

6.04  Existing Royalties.

Commencing on the Effective Date, Major Precious will not effect any reductions or buy-backs on any Existing Royalty Rights without the prior consent of Greenland Mines, such consent to be given (or not) in Greenland Mines’ sole and absolute discretion. For the avoidance of doubt, upon exercise of the Subscription Right and the formation of the Joint Venture, any reductions or buy-backs on Existing Royalty Rights will be for the benefit of the Joint Venture.

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6.05  No Liens.

While the Properties are registered in the name of Major Precious, (a) Major Precious will not create, and (b) Major Precious will not permit to remain any Liens upon the Properties (other than Permitted Encumbrances).

6.06  Area of Interest.

During the Earn-In Period, any mining claims, mining leases, properties, interests, or other mining rights (other than royalty interests) acquired by Major Precious within the Area of Interest will form a part of the Properties and will be subject to the Subscription Right and will be transferred or contributed to the Joint Venture immediately upon its formation in accordance with Section 3.10. For the avoidance of doubt, any mining claims, mining leases, properties, interests, or other mining rights acquired by Greenland Mines within the Area of Interest, will be for the sole benefit of Greenland Mines and will not form a part of the Properties, nor will Greenland Mines be under any obligation to transfer or contribute any such mining claims, mining leases, properties, interests, or other mining rights to the Joint Venture upon its formation in accordance with Section 3.10.

6.07  Accuracy.

The representations and warranties given by Major Precious at Sections 2.01(b), (c), and (d) in this Agreement will continue to be true at all times during the currency of this Agreement. The representations and warranties given by Greenland Mines at Sections 2.02(b), (c), and (d) in this Agreement will continue to be true at all times during the currency of this Agreement.

6.08  Issuance of Shares

Each Party will reserve or set aside sufficient shares in its treasury to issue the shares representing the Payment Shares, and Subscription Shares, as applicable, and, upon issuance, such shares will be duly and validly issued as fully paid and non-assessable, free and clear of all restrictions on transfer other than as set out herein or pursuant to the applicable Party’s constating documents or applicable securities legislation.

6.09  Change of Control and Assignment by Greenland Mines.

(a)	Greenland Mines may assign all of its rights and obligations under this Agreement, including its Subscription Shares and all obligations relating to the Option Payments, Payment Shares, and Work Expenditures, to:

(i)	a Listed Entity in connection with a Going Public Transaction or Takeover Transaction; or

(ii)	any Affiliate of Greenland Mines, provided that:

(A)	the assignee or acquirer (or, in the case of a Takeover Transaction, the acquirer of Greenland Mines) delivers to Major Precious and Intrusion a written assumption agreement in form reasonably satisfactory to Major Precious and Intrusion, pursuant to which the assignee assumes all of Greenland Mines’ obligations under this Agreement; and

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(B)	in the case of an assignment to a Listed Entity, such Listed Entity has the financial capacity to perform the assumed obligations.

(b)	Upon delivery of such assumption agreement:

(i)	the assignee shall be deemed to be “Greenland Mines” for all purposes of this Agreement;

(ii)	the original Greenland Mines shall be released from its obligations hereunder (except for obligations accrued prior to the assignment); and

(iii)	all references to “Greenland Mines Shares” shall be deemed to refer to the shares of the assignee (or its listed parent), as applicable.

(c)	For greater certainty, Greenland Mines confirms that it intends to be acquired by a Listed Entity, and the parties agree that such acquisition and the assignment contemplated by this Section 6.09 shall not constitute a default or breach of this Agreement, nor trigger any right of termination by any party, provided the conditions of Section 6.09(a) are satisfied.

(d)	For purposes of the Intrusion Call Option under Article IV:

(i)	the assumption of obligations by the assignee shall include the obligation to transfer shares of Major Precious back to Intrusion upon exercise of the Intrusion Call Option; and

(ii)	the Intrusion Call Option Trigger Events shall apply to the assignee in the same manner as they apply to Greenland Mines.

ARTICLE VII.
MANAGEMENT COMMITTEE

7.01  Forming Management Committee.

The Parties acknowledge and agree that within thirty (30) days following the Effective Date, the Parties shall establish the Management Committee in accordance with the provisions of this Article VII. The Management Committee shall remain in effect from the Effective Date until the formation of the Joint Venture and the execution of the Shareholders Agreement, at which time the Management Committee shall be dissolved and its functions shall be assumed by the governance structure established under the Shareholders Agreement. Greenland Mines shall designate two (2) representatives and Major Precious shall designate one (1) representative to be on the Management Committee. Each Party may, from time to time, revoke in writing the appointment of its nominees to the Management Committee and appoint in writing others in their place. Either Party may, from time to time, appoint one alternate member for a member theretofore appointed by such Party. Alternate members may attend meetings of the Management Committee and, in the absence of a member, his/her alternate (or if no alternate is present, any other member nominated by the same Party) may vote or otherwise act in his/her stead and place. For greater certainty, the Management Committee will be disbanded upon the formation of the Joint Venture. Upon the exercise of the Earn-In and the formation of the Joint Venture, all decision making with respect to the Properties will be done in accordance with the Shareholders Agreement.

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7.02  Purpose of Management Committee.

(a)	General Purposes. The purpose of the Management Committee shall be to:

(i)	oversee and approve annual budgets and exploration programs for the Properties;

(ii)	monitor and review Work Expenditures made by Greenland Mines as Operator;

(iii)	review progress toward the delivery of the PFS;

(iv)	resolve disputes relating to Work Expenditures, the Approved Work Plan, and budget matters; and

(v)	facilitate communication between the Parties regarding operations on the Properties during the Earn-In Period.

(b)	Dissolution Upon Joint Venture Formation. The Management Committee shall be dissolved upon the formation of the Joint Venture and execution of the Shareholders Agreement.

7.03  Meetings of Management Committee.

The Management Committee will meet regularly, but at least quarterly each year, including, to the extent practicable, (a) at least two (2) months prior to the commencement of field activities each year, (b) at least once during the field season each year, and (c) at least once as soon as practicable following the end of the field season each year. A meeting of the Management Committee may take place by means of conference telephones or other communication facilities by which means the members and their alternates participating in the meeting can hear each other. A quorum of the Management Committee shall consist of three (3) of its members, including at least two (2) of Greenland Mines’ nominees and Major Precious’ nominee. All decisions of the Management Committee shall be made by a majority vote. Each member of the Management Committee shall have one vote. In the event of an equality of votes, any member of the Management Committee nominated by Greenland Mines shall have an additional and casting vote. Notwithstanding the foregoing, the Parties acknowledge and agree that Greenland Mines shall at all applicable times retain a casting vote on all matters relating to the exploration program and annual budget.

7.04  Calling Meetings.

Meetings of the Management Committee may be called by any Party by giving ten (10) Business Days’ written notice to the other Party. The Parties may unanimously agree to abridge this notice period and any member of the Management Committee attending a meeting called with less than ten (10) Business Days’ notice shall be deemed to have waived the notice requirement unless such member states that his sole purpose for attending such meeting is to object to the lack of adequate notice. All meetings will be held in Vancouver, British Columbia, and each such meeting will have an option for virtual attendance. There will be included with a notice of meeting such material and data as may be reasonably required to enable the members of the Management Committee to determine the position they should take in respect of any vote to be made at such meeting. Any member of the Management Committee may request, at any time prior to a meeting, such additional information from the Operator as is reasonably required for the purposes of the meeting and such information shall be provided by the Operator to all members of the Management Committee.

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7.05  Annual Budget and Exploration Programs.

(a)	All exploration programs, including budgets, for the Properties will be determined by the Management Committee (such programs, as approved by the Management Committee, an “Approved Work Plan”) and communicated to the Operator.

(b)	The Operator shall deliver to the Management Committee a proposed annual budget and exploration program for each calendar year by no later than August 1 of the preceding year (or, in the case of 2026, as soon as practicable following the Effective Date) (each a “Draft Work Plan”). The Draft Work Plan shall detail Work Expenditures on a monthly basis. The Operator shall consider in good faith any comments or objections of the Parties in respect of any Draft Work Plan.

(c)	The Draft Work Plan shall be subject to the approval of the Management Committee. If the Draft Work Plan is rejected at a meeting of the Management Committee, the Operator shall as soon as practicable and, in any event within ten (10) Business Days following such meeting, deliver a revised Draft Work Plan giving reasonable consideration to the comments of the Parties and the Management Committee. If the Management Committee rejects the revised Draft Work Plan, the Management Committee shall, acting reasonably, make such further revisions to the Draft Work Plan as it considers necessary or advisable (provided that the Management Committee shall give reasonable consideration to the comments of the Operator and the Parties), and such further revised Draft Work Plan, as approved by the Management Committee shall be the Approved Work Plan binding on the parties. The Operator may deliver one or more proposals to amend the Approved Work Plan from time to time, provided that such amendments shall not be effective unless and until approved by the Management Committee.

(d)	For greater certainty, it is acknowledged and agreed that, in accordance with Article VIII, the Operator shall be solely responsible for overseeing and carrying out all Mining Operations in connection with the Properties in accordance with the Approved Work Plan.

(e)	In addition to Work Expenditures contemplated by the Approved Work Plan for the applicable calendar year, any and all other Work Expenditures incurred by either of the Parties or their Affiliates in their capacity as the Operator shall be recognized as Work Expenditures hereunder if (a) such Work Expenditures are directly or indirectly funded by Greenland Mines, (b) such Work Expenditures do not relate either to activities that are materially different to those contemplated in the Approved Work Plan or to specific contracts for work not strictly contemplated in that Approved Work Plan where the value of any such contract exceeds $500,000, or (c) prior to incurring such Work Expenditures, an amendment to the Approved Work Plan to include such Work Expenditures has been approved by the Management Committee.

7.06  Record Keeping.

The Operator will have the responsibility of preparing and distributing notices and agendas of meetings and keeping records of the proceedings at such meetings and distributing such records to the Parties, unless a Party calls such meeting in which case such Party shall have the responsibility to distribute the notice and the agenda and the Operator shall have the responsibility of keeping records of the proceedings. Draft minutes of meetings of the Management Committee shall be distributed within five (5) Business Days after any meeting. If a member of the Management Committee has any material comments on, or proposed material revisions to, the draft minutes they shall be sent to the Operator within five (5) Business Days of the receipt of the draft minutes. The Operator shall circulate revised minutes within five (5) Business Days thereafter. If a member of the Management Committee does not provide material comments on draft minutes or revised minutes within five (5) Business Days, then such member shall be deemed to have approved such minutes.

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ARTICLE VIII.
APPOINTMENT OF OPERATOR

8.01  Appointment of the Operator.

The Parties acknowledge and agree that Greenland Mines will be the Operator during the Earn-In Period.

8.02  Powers and Obligations of the Operator.

The powers and obligations of the Operator shall be as follows:

(a)	to manage, direct and control all exploration, development and production operations in, on and under the Properties and to carry out all Approved Work Plans, all in accordance with the terms of this Agreement;

(b)	to employ and engage such employees, agents and independent contractors as the Operator may consider necessary or advisable to carry out all Approved Work Plans (including the appointment of a project manager with familiarity and experience in the Skaergaard Project);

(c)	to provide, purchase, lease or rent all plant, buildings, machinery, equipment, tools, appliances, materials, supplies and services required to carry out all Approved Work Plans and to dispose of the same when no longer required;

(d)	to obtain and maintain, or cause any contractor or consultant engaged hereunder to obtain and maintain, adequate financial assurance, insurance or bonding coverage with respect to activities on or with respect to the Properties, and to provide proof of same to the Parties on request;

(e)	to advise each Party promptly of any accident or occurrence in connection with Mining Operations resulting in any material damage to or destruction to any property or material harm or injury to any individual;

(f)	to keep adequate data, information and records of the Mining Operations and to keep suitable accounts which reflect all financial aspects of the Mining Operations in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board;

(g)	to perform its duties and obligations in a proper manner in accordance with all applicable Laws and currently accepted standards and practices in the mining industry and with the objective of minimizing, so far as practicable, both short and long term damage to the environment; and

(h)	to have all powers necessary to carry out, or cause to be carried out, all of the Operator’s obligations set out in this Agreement and to otherwise carry out, or cause to be carried out, all Approved Work Plans.

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8.03  Covenants of Greenland Mines

(a)	From the Effective Date until the Subscription Right has been exercised, unless otherwise agreed in writing between the Parties, Greenland Mines will:

(i)	keep the Properties free of all liens and encumbrances (other than the Permitted Encumbrances) and in any event of any lien being filed, proceed with diligence to contest or discharge it;

(ii)	obtain any surface, water, or other rights on or related to the Properties as may be reasonably required to conduct the planned exploration work;

(iii)	conduct consultation with any First Nations, if required by Applicable Laws;

(iv)	maintain materially accurate books, accounts, and records of Work Expenditures in accordance with generally accepted accounting principles in the industry;

(v)	prepare and file all applicable assessment work carried out in respect of the Properties, in keeping with the expenditures, and to the allowable maximum extent, permitted under Applicable Laws;

(vi)	pay and discharge all wages and accounts for material and services and all other costs and expenses that may be incurred by Greenland Mines in connection with its operations on the Properties, and to save Major Precious harmless from and against all such liens in respect of such operations which may be filed against the Properties during the Earn-In Period, and in the event of any liens being so filed, to proceeds forthwith to have the same removed, provided that the foregoing provision will not prevent Greenland Mines from contesting in good faith any claims for liens which Greenland Mines considers unjustified; and

(vii)	conduct operations on the Properties in compliance with Applicable Laws in all material respects.

(b)	For the avoidance of doubt, the parties acknowledge and agree that the foregoing covenants of Greenland Mines shall only apply to the period commencing on the Effective Date and ending on the date the Subscription Right has been exercised. Accordingly, Greenland Mines shall not be responsible for, nor shall Greenland Mines bear the cost and expense of, any of the matters listed in Section 8.03(a) if the obligation relates to or arose during the period preceding the Effective Date.

8.04  Maintenance of Properties.

The Operator shall pay all applicable Taxes, rates, assessments and other similar governmental charges lawfully levied or assessed against the Properties in order to maintain the Properties and every portion thereof in good standing. For greater certainty, such expenditures shall be funded by Greenland Mines and, other than in respect of sales taxes shall apply as Work Expenditures under Section 3.05. The Operator shall, on a timely basis, record and file with the appropriate governmental office or any Person any required reports, affidavits, notices and other documents in proper form attesting to the payment of such fees and the performance of such work, in each case, in sufficient detail to reflect compliance with Applicable Laws.

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8.05  Reports.

During the Earn-In Period, the Operator will, at the reasonable request of Major Precious from time to time, and no later than 15 days following the end of each quarter, provide Major Precious with regular updates of the work completed during the Earn-In Period, including raw data and such other information as may be reasonably requested by Major Precious. Reports provided under this Section 8.05 will contain detailed disclosure of Work Expenditures incurred during the relevant period.

The Operator, however, makes no representation or warranty whatsoever concerning the accuracy of information supplied pursuant to this Agreement, or concerning the location or presence of ores or other valuable materials on or near the Properties or the feasibility of any Mining Operations. The Operator shall have no liability to any Party with respect to the above.

8.06  Audit Rights.

Major Precious will have the right to audit each monthly report, and the Operator will provide all information reasonably requested in connection with such audit. Should an audit reveal that the Operator has not incurred all of the Work Expenditures indicated in the applicable statement of Work Expenditures, then the Operator shall make a payment to Major Precious equal to the difference between the Work Expenditures found to have been incurred pursuant to the audit and the Work Expenditures indicated in the statement of Work Expenditures. The costs of such audit shall be borne solely by the Operator in the event that the Operator is required to make any such payment hereunder; otherwise the costs of such audit shall be borne solely by the Party requesting the audit.

8.07  Inspection Rights.

Major Precious and their authorized representatives may, at their sole risk and expense, at reasonable times upon reasonable advance notice to the Operator and without material interference to the Mining Operations being carried out on the Properties, inspect the work being carried out by the Operator on the Properties and shall indemnify the Operator and save it harmless in respect of any claim for injury to Person or property arising out of the exercise by it and its representatives of this right of inspection.

8.08  Cooperation With Technical Disclosure.

(a)	During the Earn-In Period, if either party is required, by Applicable Law or the rules and policies of any stock exchange, based on advice of counsel, to prepare technical disclosure in respect of any of the Properties, then the other party shall cooperate with, and provide its authorized representatives with, reasonable access to the Properties and the technical information pertaining to the Properties so as to enable it to prepare any technical disclosure required by Applicable Laws or the rules and policies of the any stock exchange which either party may be subject to, including disclosure in accordance with NI 43-101 or its US equivalent SK 1300 standards or, in the case of Greenland mineral concessions, such disclosure standards as may be required by the applicable Greenland regulatory authorities having jurisdiction over the Properties.

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(b)	Prior to issuing any news release, technical report or any other form of public disclosure regarding the Properties, each Party agrees to provide the other Party with reasonable advance notice and an opportunity to comment on the contents of any such public disclosure before it is final, and, in respect of any technical report prepared in accordance with NI 43-101 or its US equivalent SK 1300 standards, each Party further agrees to provide the other Party with (i) a final executed copy of such technical report that is addressed to the other Party (and any of its Affiliates) in accordance with NI 43-101 or SK 1300 standards, as applicable, (ii) the necessary certificates and consents of the author(s) required by Applicable Laws, and (iii) such other documents as may reasonably be requested by such Party. Notwithstanding anything to the contrary contained herein, Greenland Mines may, in its sole and absolute discretion, elect to prepare a technical report on the Properties for purposes of NI 43-101 or its US equivalent SK 1300 standards, in which case Greenland Mines will use commercially reasonable efforts to (i) ensure that Major Precious is an addressee of such technical report, and (ii) assist Major Precious in obtaining the consents and certificates of the authors of such technical report to enable Intrusion to file such technical report on SEDAR+ under its issuer profile.

8.09  Standard of Care.

The Operator shall discharge its duties under this ARTICLE VIII and conduct all Mining Operations in a good, workmanlike and efficient manner, in a proper manner in accordance with all applicable Laws and currently accepted standards and practices in the mining industry in Greenland and with the objective of minimizing, so far as practicable, both short and long term damage to the environment, and in material compliance with the terms and provisions of concessions, leases, licenses, permits, contracts and other agreements pertaining to the Properties.

8.10  Liability.

Major Precious shall not be liable for any Claims or Damages (including a payment made, or an action taken, by the Operator as a result of an action of a Governmental Authority) except to the extent that such Claim or Damage is attributable to the gross negligence or willful misconduct of Major Precious. In no event (including fundamental breach) shall Major Precious be liable to the Operator for any indirect, special or consequential damages (including for loss of goodwill, loss of actual or anticipated profits or other economic loss), even if Major Precious has been advised of the potential for such damages.

8.11  Liability of Operator.

The Operator shall not be liable for any Claims or Damages (including a payment made, or an action taken, by the Operator as a result of an action of a Governmental Authority) except to the extent that such Claim or Damage is attributable to the gross negligence or willful misconduct of the Operator. In no event (including fundamental breach) shall the Operator be liable to Major Precious for any indirect, special or consequential damages (including for loss of goodwill, loss of actual or anticipated profits or other economic loss), even if the Operator has been advised of the potential for such damages.

ARTICLE IX.
CONFIDENTIALITY

9.01  Confidential.

Each Party will (and will cause each of its directors, officers, employees, agents, contractors and representatives to) hold in the strictest of confidence and not use in any manner whatsoever, other than as expressly contemplated by this Agreement, any Confidential Information. Confidential Information shall be kept confidential by the Parties and there shall be no public release of any information concerning Mining Operations by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed; provided, however, that, if in the opinion of counsel for any Party, such Party must disclose any Confidential Information by reason of any requirement of securities laws or other Applicable Laws, including press releases, to the extent permitted by Applicable Law the other Party shall be given reasonable advance notice and opportunity to comment on the content thereof.

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9.02  Ownership of Data.

All information acquired or developed as a result of this Agreement and the exploration of the Properties shall be the sole property of the Parties in proportion to their undivided interest in Major Precious. Notwithstanding the foregoing, if Greenland Mines allows the Subscription Right to lapse in accordance with Section 3.07, all Technical Information relating to the Properties shall be transferred to Major Precious, and Major Precious shall become the sole owner of the data.

9.03  Site Visits.

No Party shall permit persons other than employees or consultants of Greenland Mines and Major Precious and others engaged by the Operator to perform Mining Operations to visit the Properties without the prior written consent of the other Party, such consent not to be unreasonably withheld.

ARTICLE X.
FURTHER PROVISIONS GOVERNING RELATIONSHIP

10.01  Audit and Inspection.

Greenland Mines may undertake reasonable audit processes in respect of financial, environmental, anti-corruption and other matters in respect of the Properties and shall be provided with access to all documents, information and personnel as reasonably requested from Major Precious in order to verify such matters. Greenland Mines may, at its own expense, inspect and make copies of all book, records, accounts and documents in possession of Major Precious relating to the Properties.

10.02  Effect of Force Majeure.

Notwithstanding any term in this Agreement, if a Party is at any time delayed from carrying out any action under this Agreement due to circumstances of Force Majeure (which for greater certainty excludes circumstances arising from the financial difficulty of such Party), the period of any such delay shall be excluded in computing, and shall extend, the time within which such Party may exercise its rights and/or perform its obligations under this Agreement, provided that the Party is acting diligently in furtherance thereof.

10.03  Nature of the Relationship.

The Parties are and will remain separate and independent entities. The Parties may form a joint venture corporation or an unincorporated joint venture in respect of the Properties in accordance with the terms of this Agreement. However, nothing contained in this Agreement shall be deemed to constitute or create the relationship of partners, principal or agent, employee, employer, franchisee, legal representative or other legal relationship. No Party shall bind another Party or assume or create any obligation or responsibility whatsoever, express or implied, on behalf of or in the name of another Party. All transactions, contracts, employments, purchases, operations, negotiations with third parties and any other matter or act undertaken on behalf of the Parties in connection with the Joint Venture will be done, transacted, undertaken or performed in the name of the transacting Party only and no Party will do, transact, perform or undertake anything in the name of any other Party or in the joint names of the Parties. For greater certainty, each Party’s employees and other personnel shall at all times be under such Party’s direction and control.

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10.04  Non-Exclusive.

Subject to Section 6.06, unless the Parties otherwise agree, the rights and obligations of the parties under this Agreement shall be strictly limited to the rights and obligations set forth in this Agreement and shall not be extended by implication or otherwise. Nothing herein shall restrict in any way the freedom of any party to conduct, as it sees fit, any business or activity whatsoever beyond the boundaries of the Properties and Area of Interest. Furthermore, each Party shall have the right independently to engage in and receive full benefits from business activities outside of the boundaries of the Properties and the Area of Interest, whether or not competitive with the operations of the other Party and without consulting the other. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture or operation of either party outside of the boundaries of the Properties and the Area of Interest, and, except as expressly provided in this Agreement neither party shall have any obligation to the other with respect to any opportunity to acquire any interests outside the boundaries of the Properties and the Area of Interest at any time.

10.05  Compliance with Laws.

In carrying out any actions under this Agreement and in connection with the Properties, Greenland Mines and Major Precious shall each (and they shall each ensure that their personnel) do so in a proper manner in accordance with all Applicable Laws and currently accepted standards and practices in the mining industry in Greenland and with the objective of minimizing, so far as practicable, both short and long term damage to the environment.

10.06  Paramountcy.

Save and except as expressly set out in the Shareholders Agreement, from and after the Effective Date, the Shareholders Agreement, once executed, will supersede and be paramount to this Agreement to the extent that there is any inconsistency between this Agreement and the Shareholders Agreement, provided that all rights and liabilities of each Party in existence on the Subscription Closing Date pursuant to this Agreement shall continue thereafter in accordance with their respective terms until fulfilled.

10.07  Dispute Resolution.

Any dispute or difference, other than decisions properly and duly made by the Management Committee in accordance with Section 5 of this Agreement, arising between the Parties under this Agreement will, unless otherwise specifically provided for in this Agreement, first be dealt with as follows:

(a)	the Party claiming that a dispute exists will give to the other Party written notice of such dispute together with details of that dispute;

(b)	unless such dispute has been settled by the Parties within twenty (20) days of delivery of the foregoing notice, it will be referred to a panel comprised of the exploration team lead for the project of each of the Parties (or his or her designate), who shall then attempt to resolve the matter in an agreeable and amicable manner as expeditiously as possible;

(c)	if the matter is not resolved by such panel of exploration team leads, or if any exploration team lead refuses to participate within ten (10) days of being asked to do so by the Party claiming that a dispute exists, it will be referred for expert determination by an expert selected jointly by the Parties who has at least five (5) years’ experience in the resolution of similar disputes;

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(d)	if the Parties cannot agree within a further seven (7) days on the identity of the expert, then either Party may request the Treasurer of the Law Society of British Columbia to nominate a person suitably experienced and qualified to act as expert;

(e)	the expert will determine the dispute in accordance with this Section 10.07; and

(f)	subject to the expert’s right to award damages, all costs and expenses of the expert shall be borne equally by the Parties.

Each Party shall submit its argument in writing to the expert within thirty (30) days of his or her appointment. Such submissions shall be copied to the other Party and any documents relied upon shall be attached. The other Party has a further twenty (20) days from receipt of the submission in which to submit any reply to the expert (and shall also provide a copy to the other Party). The Parties shall provide promptly any further information requested by the expert (with a copy to the other Party) and the expert may carry out any inspections that he or she considers necessary. The expert shall inform the Parties of his or her decision in writing within thirty (30) days of the closing of submissions made to the expert by the Parties and, in any event, within sixty (60) days of the date of his or her appointment.

If the matter is still not resolved after utilizing the mechanisms in this Section 10.07 above, then disputes resulting from, arising out of, or in connection with this Agreement or the construction or enforcement thereof may be resolved by a court of competent jurisdiction. In any litigation between the Parties or any person claiming under them, resulting from, arising out of, or in connection with this Agreement or the construction or enforcement thereof, the substantially prevailing Party shall be entitled to recover all reasonable costs, expenses, legal and expert witness fees and other costs of suit reasonably incurred by it or them in connection with such litigation, including such costs, expenses and fees incurred prior to the commencement of the litigation, in connection with any appeals, and in collecting or otherwise enforcing any final judgment entered therein. If a Party substantially prevails on some aspects of such action, but not on others, the court may apportion any award of costs and legal fees in such manner as it deems equitable.

ARTICLE XI.
TERM AND TERMINATION

11.01  Term.

This Agreement shall commence on the Effective Date and shall remain in force until terminated in accordance with this Article XI (the “Term”).

11.02  Termination.

Other than provisions of this Agreement that are explicitly stated to survive the termination of this Agreement, this Agreement will terminate upon the occurrence of the earliest of:

(a)	the written agreement by the Parties to terminate; or

(b)	the date on which Greenland Mines elects not to proceed with further Work Expenditures, Option Payments or the issuance of Payment Shares in accordance with Section 3.07;

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(c)	the date on which Greenland Mines delivers written notice of its intention to terminate this Agreement to Major Precious;

(d)	the date on which the Greenland Purchase Option is completed in accordance with Article V, at which point Greenland Mines (or its Successor) shall hold 100% of Major Precious and this Agreement shall terminate (other than those provisions expressly stated to survive termination); and

(e)	Notwithstanding anything to the contrary in this Section 11.02, if the Subscription Closing has occurred and the Subscription Shares have been issued to Greenland Mines, this Agreement may not be terminated by Greenland Mines under Section 11.02(b) or (c). Following the Subscription Closing, the sole mechanism by which Greenland Mines’ interest in Major Precious may be reduced as a consequence of non-performance of the Option Payments, Payment Shares or Work Expenditures is the Intrusion Call Option under Article IV

For greater certainty, termination of this Agreement by Major Precious or Intrusion in accordance with this Section 11.02 shall not affect the Intrusion Call Option or Greenland Purchase Option, which shall survive termination and remain exercisable in accordance with their terms until they expire in accordance with Articles IV and V respectively. For the avoidance of doubt, if the Subscription Shares have been issued and an Intrusion Call Option Trigger Event has occurred, Intrusion’s exclusive remedy is the exercise of the Intrusion Call Option in accordance with Article IV, and neither Major Precious nor Intrusion shall be entitled to terminate this Agreement solely on the basis of such Trigger Event except following the expiry of the Intrusion Call Option Exercise Period without exercise, at which time the parties’ rights and obligations shall be governed by Section 4.05 and Section 4.06 and any Shareholders Agreement then in effect.

11.03  Obligations on Termination.

Other than payment of the First Cash Payment, (a) Greenland Mines shall have no further obligation to incur additional Work Expenditure, and (b) Greenland Mines shall forfeit any and all rights and interests Greenland Mines may have in the Properties, in the event of the termination of this Agreement.

Notwithstanding the foregoing, upon termination of the Agreement for any reason other than Greenland Mines’ exercise of the Subscription Right or termination by Major Precious in accordance with Section 11.02, Greenland Mines shall, at its sole cost and expense:

(a)	ensure the Properties are in good standing for a period of not less than twelve (12) months following the termination of this Agreement;

(b)	execute and deliver to Major Precious all documents or instruments reasonably requested by Major Precious necessary to release, quit claim and relinquish to Major Precious all right, title or interests in or to the Properties;

(c)	demobilize all personnel, equipment, and materials from the Properties, ensuring that all such demobilization is conducted in a safe, orderly, and environmentally responsible manner;

(d)	undertake and complete all necessary site stabilization, environmental protection, and reclamation measures required by applicable Law, permits, or good industry practice, including but not limited to the removal of temporary structures, remediation of any environmental disturbance or contamination caused or exacerbated by its activities, and restoration of the Properties to a condition reasonably satisfactory to Major Precious and in compliance with all regulatory requirements;

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(e)	assign, transfer, or re-grant to Major Precious, at no additional cost, all approvals, permits, land access rights, surety rights, and contractor or framework agreements relating to the Properties, to the extent transferable and as reasonably requested by Major Precious, and provide all necessary cooperation and documentation to effect such transfers;

(f)	deliver to Major Precious, in open, editable, and industry-standard formats, all raw data, technical information, samples, drilling core, interpretive models, and iterations generated by or in the possession or control of Greenland Mines or its agents, together with a warranty of completeness and accuracy;

(g)	remain liable for, and indemnify and hold harmless Major Precious from and against, all liabilities, costs, claims, and obligations (including environmental liabilities) arising from or relating to Greenland Mines’ period of operation or any act or omission of Greenland Mines or its agents, including any failure to comply with Law, permits, or the terms of this Agreement, with such obligations being in addition to, and not in limitation of, any other rights or remedies of Major Precious under this Agreement or at Law;

(h)	settle all outstanding commitments, expenditures and contractual obligations to third parties which it or its agents approved and for which it or its agents are liable in accordance with the respective terms and conditions of such commitments and obligations; and

(i)	deliver to Major Precious all Confidential Information related to the Properties in the possession of Greenland Mines and all such Confidential Information related to the Properties generated by or in the possession or control of Greenland Mines or its agents;

The Parties expressly agree that the obligations in this Section 11.03 shall survive the termination of the Agreement.

ARTICLE XII.
GENERAL

12.01  Notice.

Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement will be in writing and will be effectively given and made if (a) delivered personally, (b) sent by prepaid courier service or mail, or (c) sent by electronic communication, in each case to the applicable address set out below:

(a)	If to Greenland Mines, to:

Greenland Minerals Corp.

8 The Green, Ste R

Dover, Delaware 19901

USA

Attention: Kristin Fedchuk
Email: Kristin@harmonyconsulting.ca

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(b)	If to Major Precious, to:

Major Precious Greenland A/S

c/o 189 – 1075 West Georgia Street

Vancouver, BC V6E 3C9

Attention: Jason Hawkins

Email: Jason@peloruscap.com

(c)	If to Intrusion, to:

Intrusion Precious Metals Corp.

189 – 1075 West Georgia Street

Vancouver, BC V6E 3C9

Attention: Jason Hawkins

Email: Jason@peloruscap.com

Any such communication so given or made will be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of sending by electronic communication, provided that such day in either event is a Business Day and the communication is so delivered or sent prior to 4:30 p.m. at the place of receipt on such day. Otherwise, such communication will be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail will be deemed to have been given and made and to have been received on the fifth (5th) Business Day following the mailing thereof; provided, however, that no such communication will be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner will be deemed to have been given or made and to have been received only upon actual receipt. Any Party may from time to time change its address under this Section 12.01 by notice to the other Party given in the manner provided by this Section. No Party shall prevent, hinder or delay or attempt to prevent, hinder or delay the service on that Party of a notice or other communication relating to this Agreement.

12.02  Payments.

Any payment made under this Agreement from one Party to another Party may be made by certified cheque, electronic funds transfer, wire transfer or by personal delivery or overnight courier to the appropriate address set out in Section 12.01 as directed by the receiving Party (unless the address under this Agreement has been updated by a Party, or the sending Party has reason to believe that the address for delivery has changed, in which case such Party will make reasonably inquiry to the other Party as to the preferred address for delivery).

12.03  Costs and Expenses.

Except as otherwise expressly provide herein, each Party shall be responsible for the payment of its own costs and expenses, including legal fees and disbursements, incurred by it in connection with the negotiation and execution of this Agreement, the Shareholders Agreement.

12.04  Public Announcements.

Except to the extent otherwise required by Applicable Law or with the prior consent of the other Party (such consent not to be unreasonable withheld or delayed), neither party will make any public announcement regarding this Agreement or the transactions contemplated by this Agreement. In the event that a Party desires to make any such public announcement, such Party will provide a draft of such public announcement to the other Party for review and the Party desiring to make the announcement will incorporate any reasonable comments suggested by the other Party to such public announcement.

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12.05  Further Assurances.

Each Party shall from time to time promptly execute and deliver all further documents and take all further action reasonably necessary or desirable to give effect to the terms and intent of this Agreement.

12.06  Time.

For every provision in this Agreement, time is of the essence in all respects.

12.07  Successors and Assigns.

This Agreement will enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. Greenland Mines may assign its rights and obligations under this Agreement in accordance with Section 6.09. Any other assignment by Greenland Mines shall require the consent of Major Precious and Intrusion, such consent not to be unreasonably withheld. Major Precious may not assign, subcontract or Transfer, whether absolutely, by way of security or otherwise, all or any part of its rights, duties or obligations under this Agreement without the prior written consent of Greenland Mines.

12.08  Entire Agreement.

This Agreement, together with any other written agreements between the parties dated the date hereof (the “Ancillary Agreements”), constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the Parties in connection with the subject matter hereof (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement and the Ancillary Agreements.

12.09  Amendment and Waiver.

No amendment of this Agreement will be effective unless made in writing and signed by the Parties. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver. No waiver will be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Parties. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

12.10  Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

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12.11  Attornment.

Each party agrees (i) that any action or proceeding relating to this Agreement may (but need not) be brought in any court of competent jurisdiction in the Province of British Columbia, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such British Columbia court; (ii) that it irrevocably waives any right to, and will not, oppose any such British Columbia action or proceeding on any jurisdictional basis, including forum non conveniens; and (iii) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from a British Columbia court as contemplated by this Section 12.11.

12.12  Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in that Province and will be treated, in all respects, as a British Columbia contract.

12.13  Counterparts and Electronic Signatures.

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Counterparts may be executed either in original or electronic form, and the Parties adopt any signatures received in electronic form (including Docusign or similar) as original signatures of the Parties.

[signature page follows]

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IN WITNESS WHEREOF the Parties have duly executed this Agreement effective as of the Effective Date.

GREENLAND MINERALS CORP.

By:	/s/ Kristin Fedchuk
Name:	Kristin Fedchuk
Title:	President

MAJOR PRECIOUS GREENLAND A/S

By:	/s/ Jason Hawkins
Name:	Jason Hawkins
Title:	Director

INTRUSION PRECIOUS METALS CORP.

By:	/s/ Jason Hawkins
Name:	Jason Hawkins
Title:	Director

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Schedule A

DESCRIPTION OF THE PROPERTIES

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LIST OF MINING CLAIMS

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LIST OF MINING LEASES

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LAND RIGHTS

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Schedule B

AREA OF INTEREST

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Schedule C

EXISTING ROYALTY RIGHTS

A NSR 2.5% royalty payable to the Government of Greenland from revenue received when a project reaches the production stage.

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Schedule D

OTHER ASSETS

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